SCHEDULE 14C

(RULE 14C-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14(c)
OF THE SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO. _______)

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Quaker Investment Trust

(Name of Registrant as Specified in Its Charter)

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QUAKER INVESTMENT TRUST

QUAKER SMALL-CAP GROWTH TACTICAL ALLOCATION FUND

309 Technology Drive
Malvern, PA 19355

INFORMATION STATEMENT

This Information Statement is being furnished on behalf of the Board of Trustees (the “Board”) of the Quaker Investment Trust (the “Trust”) to inform shareholders of the Quaker Small-Cap Growth Tactical Allocation Fund (the “Fund”) about a recent change in the Fund’s subadvisory arrangements.  The change was approved by the Board of the Trust on the recommendation of the Fund’s investment adviser, Quaker Funds, Inc. (the “Adviser”), without shareholder approval as is permitted by an order of the U.S. Securities and Exchange Commission (“SEC”) dated October 17, 2006.  WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

This Information Statement is being mailed on or about July 20, 2009 to shareholders of record of the Fund as of May 31, 2009.

INTRODUCTION

The Adviser is the investment adviser to each series of the Trust, including the Fund.  The Adviser employs a “manager of managers” arrangement in managing the assets of the Trust.  This permits the Adviser, subject to approval by the Board, to hire, terminate, or replace sub-advisers that are unaffiliated with the Trust or the Adviser (“unaffiliated sub-advisers”), and to modify material terms and conditions of subadvisory agreements with unaffiliated sub-advisers, without shareholder approval.  The Adviser recommended, and the Board has approved a new subadvisory agreement (“New Subadvisory Agreement”) with Century Asset Management (“Century”), due to the termination of an existing subadvisory agreement with Bjurman, Barry & Associates (“Bjurman”).  The subadvisory agreement with Bjurman, dated August 27, 2008, was approved by the Board on May 1, 2008.  Pursuant to the terms of the SEC Order as described below, the Bjurman Agreement was not previously approved by shareholders.

Section 15(a) of the Investment Company Act of 1940 (the “1940 Act”) generally requires that the shareholders of a mutual fund approve any agreement pursuant to which a person serves as investment adviser or sub-adviser of the fund.  In order to use the “manager of managers” authority discussed above, the Adviser and the Trust requested and received an exemptive order from the SEC on October 17, 2006 (the “SEC Order”).  The SEC Order exempts the Adviser and the Trust from certain of the shareholder approval requirements of Section 15(a) of the 1940 Act and allows the Board, subject to certain conditions, to appoint new, unaffiliated sub-advisers and approve new subadvisory agreements on behalf of the Trust without shareholder approval.

Consistent with the terms of the SEC Order, the Board, including a majority of the Trustees who are not “interested persons” of the Trust or of the Adviser under the 1940 Act (the “Independent Trustees”) has approved the New Subadvisory Agreement between the Adviser and Century relating to the Fund.  As discussed further in this Information Statement, the Board carefully considered the matter and concluded that the approval of the New Subadvisory Agreement was in the best interests of the Fund and its shareholders.

As a condition on relying on the SEC Order, the Adviser and the Trust are required to furnish Fund shareholders with notification of the New Subadvisory Agreement within ninety days from the date that the subadviser is hired.  This Information Statement provides such notice of the changes and presents details regarding the new subadvisory arrangement.

THE TRANSACTION

At a Special Meeting held on April 17, 2009, the Adviser informed the Board of Trustees that it had been notified by Bjurman, Barry & Associates (“Bjurman”) of Bjurman’s intention to cease business operations as of April 24, 2009.  Consistent with the terms of the SEC Order, at a Special Meeting held on April 17, 2009, the Board, including a majority of the Trustees who are not “interested persons” of the Trust or of the Adviser under the 1940 Act (the “Independent Trustees”) approved the termination of the subadvisory agreement between the Adviser, on behalf of the Fund, and Bjurman (the “Bjurman Agreement”) and the hiring of Van Den Berg Management I, Inc. d/b/a Century Management (“Century”) as interim investment sub-adviser to the Fund, each effective as of April 20, 2009.  Subsequently, on April 30, 2009, at an in-person Board Meeting (the “Meeting”), the Board of the Trust approved a definitive Investment Sub-Advisory Agreement between the Adviser and Century, on behalf of the Fund (the “New Subadvisory Agreement”).

Under the terms of the New Subadvisory Agreement, Century has discretionary responsibility for investment of the Fund’s assets, and is responsible for the day-to-day portfolio management of the Fund.

THE ADVISER’S RECOMMENDATION AND THE BOARD OF TRUSTEES’ CONSIDERATIONS

The Adviser recommended the approval of the New Subadvisory Agreement.  The Board took into account information furnished specifically for the contract approval considerations being conducted.  In considering such information and materials, the Independent Trustees received assistance from independent counsel.  The materials prepared in connection with the approval of the New Subadvisory Agreement were sent to the Independent Trustees in advance of the meeting and were discussed in detail at the Meeting.  While attention was given to all information furnished, below outlines the primary factors taken into account by the Board in its contract approval considerations.

It was noted that Stephen Shipman, the existing portfolio manager on the Fund, would be taking a position at Century as of April 20, 2009, and therefore the Adviser believed that the selection of Century as sub-adviser to the Fund would maintain portfolio management continuity.  In addition, in evaluating the services that Century would provide to the Fund, the Board considered certain information, including, but not limited to, the following:  (i) that the advisory services to be provided by Century, including Century’s investment management philosophy and technique, will ensure compliance with the investment objectives, policies and restrictions of the Fund; (ii) a description of Century’s personnel, including their duties and qualifications and the amount of time and attention they will devote to the Fund; (iii) reports setting forth the financial condition and stability of Century; and (iv) reports as to Century’s compliance procedures and controls.

In addition, the Board considered the reasonableness of Century’s compensation with respect to the Fund.  The Board analyzed the proposed fee to be paid to Century by the Adviser as well as the fee paid to the Adviser directly by the Fund in evaluating the reasonableness of the overall fee arrangement.  In conducting this analysis, the Board considered certain information, including, but not limited to, the following:  (i) a description of the proposed method of computing the fees and possible alternative fee arrangements; (ii) comparisons of the proposed fees to be paid by the Fund with fees charged by Century for managing comparable accounts and with fees charged by funds having similar investment objectives; and (iii) data with respect to the projected expense ratio of the Fund and comparisons with other mutual funds of comparable size.  The Board noted that the subadvisory fee to be paid to Century would remain unchanged from the prior Bjurman Agreement.

THE NEW SUBADVISORY AGREEMENT

The New Subadvisory Agreement has terms substantially identical to the prior subadvisory agreement between the Adviser and Century except for the effective date. Century will make investment decisions for the Fund, and will continuously review, supervise and administer the Fund’s investment program. Century is not affiliated with the Adviser.  Century discharges its responsibilities subject to the supervision of the Adviser and the Board, and has agreed to do so in a manner consistent with the Fund’s investment objective, policies and limitations.  The New Subadvisory Agreement is dated April 30, 2009 and has an initial term of two years. Thereafter, continuance of this subadvisory arrangement requires the annual approval of the Trust’s Board, including a majority of the Independent Trustees.

Pursuant to the terms of the New Subadvisory Agreement, Century’s subadvisory fee is an annual rate of 0.50% of the Fund’s average daily net assets. This subadvisory fee is the same as under the prior Bjurman Agreement.

The Century Agreement may be terminated without the payment of any penalty, by: (i) the Adviser or the Trust upon sixty (60) days’ written notice to Century; (ii) Century, on sixty (60) days’ written notice to the Adviser and the Trust; or (iii) both parties at any time, effective upon the terms of any such mutual agreement.

ADDITIONAL INFORMATION ABOUT CENTURY

Century is located at 805 Las Cimas Parkway, Suite 430, Austin, Texas 78746.  Founded in 1974, Century is registered as an investment adviser with the SEC under the Investment Advisers Act of 1940 (the “Advisers Act”).  The New Subadvisory Agreement between Century and the Adviser is dated April 30, 2009.

Attached as Appendix A is a list of Century’s key executives and their principal occupations.  Unless otherwise noted, the address of each person listed is 805 Las Cimas Parkway, Suite 430, Austin, Texas 78746.

Century does not currently manage other accounts having similar investment objectives and strategies to the Fund.  The chart at Appendix B contains a description of other vehicles managed by the portfolio manager.

THE INVESTMENT ADVISER AND THE ADVISORY AGREEMENT

The Adviser is located at 309 Technology Drive, Malvern, Pennsylvania 19355.  The Adviser is a Pennsylvania corporation and is registered as an investment adviser with the SEC under the Advisers Act.  Mr. King and Ms. Keyes, who are husband and wife and Mr. Brundage, who is the son of Ms. Keyes and the stepson of Mr. King, collectively own 100% of the equity interests in the Adviser.

The Adviser provides investment advisory services to each of the Funds pursuant to the Investment Advisory Agreement dated May 3, 2005, as amended February 19, 2009 (the “Advisory Agreement”).  Under the Advisory Agreement, the Adviser has full discretion and responsibility, subject to the overall supervision of the Trust’s Board, to select and contract with one or more investment subadvisers, to manage the investment operations and composition of each Fund, and to render investment advice for each Fund, including the purchase, retention, and dispositions of investments, securities and cash contained in each Fund.

The Advisory Agreement obligates the Adviser to monitor the subadvisers’ compliance with the relevant Fund’s investment objectives, policies and restrictions.  In addition, the Adviser furnishes periodic reports to the Board regarding the investment strategy and performance of the Fund.  The Adviser employs a supporting staff of management personnel needed to provide the requisite services to the Fund and also furnishes the Funds with necessary office space, furnishings and equipment.  The Fund bears its own direct expenses such as legal, auditing and custodial fees.

The key executives of the Adviser and their principal occupations are listed in Appendix A.

For these services, the Fund pays the Adviser a fee calculated at an annual rate of 1.00% of average daily net assets, of which 0.50% is paid to Century as subadviser.  The Adviser received net advisory fees of $18,444 from the Fund for the fiscal year ended June 30, 2009.

SUBADVISORY FEES PAID

Bjurman earned $12,246.92 in aggregate for sub-advisory services provided to the Fund for the fiscal year ended June 30, 2009.

Century earned $8,051.17 in aggregate for sub-advisory services provided to the Fund for the fiscal year ended June 30, 2009.

PAYMENTS TO AFFILIATED BROKERS

The Fund did not make any payments to any affiliated brokers for the fiscal year ended June 30, 2009.

RECORD OF BENEFICIAL OWNERSHIP

To the Trust’s knowledge, the persons listed in the table below are deemed to be principal owners of a class of the Fund, as defined in the 1940 Act.  As of May 31, 2009, to the Trust’s knowledge, there were no Control Persons of the Fund.  Control Persons own of record beneficially 25% or more of the Fund’s outstanding securities and are presumed to control the Fund for purposes of voting on matters submitted to a vote of shareholders.  Principal holders own of record or beneficially 5% or more of any class of the Fund’s outstanding securities.  As of May 31, 2009, to the Trust’s knowledge, other than Mr. King, Ms. Keyes and Mr. Brundage, no other Trustees owned 1% or more of the outstanding shares of any Class of any Fund.  As of May 31, 2009, Mr. King, Ms. Keyes and Mr. Brundage collectively owned 89.73% of the outstanding shares of the Investor Class shares of the Quaker Small-Cap Growth Tactical Allocation Fund.

Class	Name and Address of Beneficial Owner	Percent Ownership
Class A	Raymond James & Associates, Inc. FBO Steven M. Sutton & Cathy B. Sutton Alphretta, GA	5.12%
Institutional Class	Jeffry H. King, Sr. Rev Trust Malvern, PA	39.32%
Institutional Class	Laurie Keyes Rev Trust Malvern, PA	39.32%
Institutional Class	MLPF&S For Sole Benefit of its Customers Jacksonville, FL	7.03%
Institutional Class	US Bank NA Laurie Keyes Malvern, PA	5.61%

GENERAL INFORMATION

Distributor

Quasar Distributors, LLC (“Quasar”), located at 615 East Michigan Street, Milwaukee, Wisconsin 53202, serves as the distributor of the Fund’s shares.  As the distributor, it has agreed to use reasonable efforts to distribute the Fund’s Class A and Class C Shares.  Quasar is a wholly owned subsidiary of US Bancorp and is affiliated with US Bancorp Fund Serves, LLC, the Fund’s transfer agent.

Pursuant to the Distribution Agreement between Quasar and the Trust dated November 17, 2006, as amended February 19, 2009, Quasar receives the sales load on sales of Class A and Class C Shares of the Fund and re-allows a portion of the sales load to broker-dealers.  Quasar also receives the distribution fees payable pursuant to the Fund’s Rule 12b-1 Distribution Plans for Class A and Class C Shares described below. There is no Rule 12b-1 distribution plan for Institutional Class Shares of the Fund.  Pursuant to the Distribution Agreement, Quasar facilitates the registration of the Fund’s shares under state Blue Sky laws and assists in the sale of shares.  The shares of the Fund are continuously offered by Quasar.  Quasar is not obligated to sell any specific number of Fund shares but has undertaken to sell such shares on a best efforts basis.  The Board annually reviews fees paid to Quasar.

Transfer Agent, Administrator and Fund Accountant

US Bancorp Fund Services, LLC (“USB”), located at 615 E. Michigan St., 3rd Floor, Milwaukee, Wisconsin 53202-5207, serves as the Fund’s transfer, dividend paying, and shareholder servicing agent.  USB, subject to the supervision of the Board, provides certain services pursuant to an agreement with the Trust.  USB maintains the records of each shareholder’s account, answers shareholder inquiries concerning accounts, processes purchases and redemptions of Fund shares, acts as dividend and distribution disbursing agent, and performs other shareholder servicing functions.

Brown Brothers Harriman & Co. (“BBH&Co.”), located at 40 Water Street, Boston, Massachusetts  02109, serves as administrator to the Trust pursuant to a written agreement with the Trust.  BBH&Co. supervises all aspects of the operations of the Fund except those performed by the Fund’s Adviser under the Fund’s Advisory Agreement. BBH&Co. is responsible for calculating the Fund’s net asset value; preparing and maintaining the books and accounts specified in Rules 31a-1 and 31a-2 of the 1940 Act; preparing financial statements contained in reports to stockholders of the Fund; preparing the Fund’s federal and state tax returns; preparing reports and filings with the SEC; and maintaining the Fund’s financial accounts and records.  For its services to the Trust, the Trust pays BBH&Co. an annual fee, paid monthly, based on the aggregate average net assets of the Fund, as determined by valuations made as of the close of business at the end of the month.  The Fund is charged pro rata for such expenses.

Householding

Unless the Trust has received instructions to the contrary, only one copy of this Information Statement may be mailed to households, even if more than one person in a household is a Fund shareholder of record.  If you need additional copies of this Information Statement, please contact your participating securities dealer or other financial intermediary.  If you do not want the mailing of your Information Statement to be combined with those for other members of your household in the future, or if you are receiving multiple copies and would rather receive just one copy for the household, please contact your participating securities dealer or other financial intermediary.

Reports to Shareholders

Shareholders can obtain a copy of the Fund’s most recent Annual Report and any Semi-Annual Report following the Annual Report, without charge, by writing the Fund at Quaker Investment Trust, c/o U.S. Bancorp Fund Services, LLC., PO Box 701, Milwaukee, Wisconsin 53201-0701 or by calling the Trust toll free at 1-800-220-8888.

On Behalf of the Board of Trustees of Quaker Investment Trust
/s/ Justin Brundage
Justin Brundage
Secretary
July 20, 2009

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APPENDIX A

Century Principal Officers

The names and principal occupations of the principal executive officers of Century are listed below.  The address of each principal executive officer listed below, as it relates to the person’s position with Century, is 805 Las Cimas Parkway, Suite 430, Austin, Texas 78746:

Name	Position
Arnold Van Den Berg	President/Founder
Scott Van Den Berg	Vice President of Shareholder Services
David Swann	Chief Compliance Officer/Attorney
James David Brilliant	Vice President of Research Senior Research Analyst
Aaron Samuel Buckholtz	Vice President of Trading Senior Portfolio Manager
Century serves as the sub-adviser to the Fund.  Founded in 1974, Century is registered as an investment adviser with the SEC under the Advisers Act.  As of March 31, 2009, the firm had approximately $1.7 billion of assets under management.

Adviser Principal Officers

The Adviser’s key executives and their principal occupations are:  Jeffry H. King, Jr., Chief Executive Officer; Laurie Keyes, Chief Financial Officer; Justin Brundage, President and Chief Operating Officer; and Timothy Richards, Chief Compliance Officer.  The address of each person listed is 309 Technology Drive, Malvern, Pennsylvania 19355.  Mr. King and Ms. Keyes, who are husband and wife and Mr. Brundage, who is the son of Ms. Keyes and stepson of Mr. King, collectively own 100% of the equity interest in the Adviser.

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APPENDIX B

Portfolio Management

The following provides information regarding the portfolio manager identified in the Fund’s prospectus: (1) the dollar range of the portfolio manager’s investments in the Fund; (2) a description of the portfolio manager’s compensation structure; and (3) information regarding other accounts managed by the manager and potential conflicts of interests that might arise from the management of multiple accounts.

NAME OF PORTFOLIO MANAGER	DOLLAR RANGE OF INVESTMENTS IN THE FUND
Stephen W. Shipman	None

Stephen W. Shipman, CFA— Mr. Shipman joined Century in 2009 as Portfolio Manager.  Prior to joining Century, from 1997-2009, Mr. Shipman served as Executive Vice President and Director of Research of Bjurman, Barry & Associates.  Stephen W. Shipman is primarily responsible for the day-to-day management of the Fund.  Mr. Shipman is compensated with a competitive base salary and also receives a percentage of fees.

STEPHEN W. SHIPMAN	NUMBER OF ACCOUNTS	TOTAL ASSETS IN ACCOUNTS	NUMBER OF ACCOUNTS WHERE ADVISORY FEE IS BASED ON ACCOUNT PERFORMANCE	TOTAL ASSETS IN ACCOUNTS WHERE ADVISORY FEE IS BASED ON ACCOUNT PERFORMANCE
Registered Investment Companies	1	$5.1 million	0	0
Other Pooled Investment Vehicles	0	0	0	0
Other Accounts	15	$4.6 million	9	$3.6 million

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